UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 26, 2010

LIBERTY STAR URANIUM & METALS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-50071	90-0175540
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5610 E. Sutler Lane, Tucson, Arizona 85712
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code	520-731-8786

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 7.01	Regulation FD Disclosure

On August 26, 2010, Platinum Long Term Growth VI LLC and Alpha Capital Anstalt, two former lenders of the Company (the “Plaintiffs”), filed lawsuit in the United States District Court, Southern District of New York, against Liberty Star and James Briscoe, our president and CEO. The Plaintiffs are seeking to require Liberty Star to honor outstanding warrants held by the Plaintiffs at an exercise price of $0.002 (two tenths of one cent) per share and to issue to the Plaintiffs ten times the number of warrants that Liberty Star has on record, or in the alternative money damages.  The claim is based on a provision in the warrant agreements that would permit a “ratchet down” of price and a multiplication of number of warrants in the event of certain share issuances by Liberty Star.

The Plaintiffs are claiming that Platinum is entitled to 201,053,015 warrants  and that Alpha is entitled to 240,919,010 warrants all exercisable at $0.002 per share. If the Plaintiffs are successful in their lawsuit, a total of 589,177,000 warrants would be outstanding at an exercise price of $0.002 to all warrant holders who are former lenders to our company. These warrants all contain a cashless exercise feature, permitting issuance of shares without payment of any cash to the company. The Plaintiffs are also claiming money damages for non-compliance with what they claim are the terms of the warrants, costs and attorney fees incurred in the action.

Currently, there are 434,784,657 common shares of Liberty Star outstanding. If the warrant holders are successful in their lawsuit, they and other warrant holders could exercise warrants for over 55% of the company’s equity at a price of $0.002 per share. However, there are contractual limits on the percentage of the company’s outstanding common shares which any warrant holder can hold at the time of exercise (ie not more than 9.99% of the company’s outstanding shares), so individually none of them could control the company through the exercise of warrants.

We are vigorously defending against the lawsuit and have through our attorney made an appearance in court. Our defense is, in part, that no “ratchet down” provision is in effect. If we are successful on that defence alone, that would leave all former lender warrant holders with 58,917,700 warrants exercisable at $0.02 (two cents) per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY STAR URANIUM & METALS CORP.

By:   /s/ James Briscoe
James Briscoe, President and Director
Date: August 31, 2010